NEWS BULLETIN	FARO Technologies Inc. 125 Technology Park Lake Mary, FL 32746
The Measure of Success

Keith Bair, Senior Vice President and CFO
keith.bair@FARO.com, 407-333-9911

FARO Reports Second Quarter Earnings Per Share of $0.39 on Sales Growth of 25.3%

LAKE MARY, FL., July 30, 2007 - FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the second quarter ended June 30, 2007. Net income for the second quarter was $5.8 million, or $0.39 per diluted share, an increase of $4.9 million, compared to $0.9 million, or $0.06 per diluted share, in the second quarter of 2006.

Sales for the second quarter of 2007 were $47.6 million, an increase of $9.6 million, or 25.3%, from $38.0 million in the second quarter of 2006. New order bookings for the second quarter were $50.4 million, an increase of $9.6 million, or 23.5%, compared with $40.8 million in the year-ago quarter.

“The second quarter established another new milestone for the Company,” stated Jay Freeland, President and CEO. “For the first time ever, we exceeded $50 million in new orders in a single quarter. Customer demand in all vertical markets remains strong and all three regions continue to meet or beat the expectations we established for them at the beginning of the year.”

Gross margin for the second quarter of 2007 was 61.3%, compared to 59.3% in the second quarter of 2006. Gross margin increased primarily as the result of an increase in unit sales in product lines with lower unit costs due to continuing productivity improvements.

Selling expenses as a percentage of sales decreased to 29.4% in the second quarter of 2007 compared to 30.5% in the second quarter of 2006 primarily due to improved sales force productivity.

General and administrative expenses were 11.6% of sales for the second quarter of 2007 compared to 18.7% of sales in the second quarter of 2006. General and administrative expenses in the second quarter of 2007 included $0.5 million of professional fees related to the Company’s Foreign Corrupt Practices Act (“FCPA”) matter and its recently settled patent litigation compared to $2.6 million in the second quarter of 2006 for these matters.

Research and development expenses were $2.3 million for the second quarter of 2007, up from $1.8 million in the second quarter of 2006.

Operating margin for the second quarter of 2007 was 13.6%, compared to 2.5% in the year ago quarter.

Income tax expense was $1.4 million for the second quarter of 2007 compared to $0.2 million in the second quarter of 2006 primarily as a result of an increase in pretax income. The Company’s effective tax rate was 19.6% in the second quarter of 2007 compared to 18.0% in the second quarter of 2006 due to an increase in taxable income in jurisdictions with higher tax rates.

“Our second quarter results are tracking towards the Company’s long-term model. Looking at the second half of 2007, we are maintaining our previously stated full year guidance ranges of approximately 20% - 25% sales growth and 57% to 59% gross margin,” Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “forecast,” “target,” “goal,” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

•	our inability to further penetrate our customer base;
•	development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;
•	our inability to maintain our technological advantage by developing new products and enhancing our existing products;
•	our inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;
•	the cyclical nature of the industries of our customers and the financial condition of our customers;

•	the fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;
•	the inability to protect our patents and other proprietary rights in the United States and foreign countries;
•
fluctuations in our annual and quarterly operating results , and the inability to achieve our financial operating targets as a result of a number of factors including, but not limited to (i) litigation and regulatory actions brought against us, (ii) quality issues with our products, (iii) excess or obsolete inventory,(iv) raw material price fluctuations, (v) expansion of our manufacturing capability and other inflationary pressures, (vi) the size and timing of customer orders, (vii) the amount of time that it takes to fulfill orders and ship our products, (viii) the length of our sales cycle to new customers and the time and expense incurred in further penetrating our existing customer base, (ix) increases in operating expenses required for product development and new product marketing, (x) costs associated with new product introductions, such as product development, marketing, assembly line start-up costs and low introductory period production volumes, (xi) the timing and market acceptance of new products and product enhancements, (xii) customer order deferrals in anticipation of new products and product enhancements, (xiii) our success in expanding our sales and marketing programs, (xiv) costs associated with opening new sales offices outside of the United States, (xv) fluctuations in revenue without proportionate adjustments in fixed costs, (xvi) the efficiencies achieved in managing inventories and fixed assets; (xvii) investments in potential acquisitions or strategic sales, product or other initiatives, (xviii)shrinkage or other inventory losses due to product obsolescence, scrap, or material price changes, (xix) adverse changes in the manufacturing industry and general economic conditions, and (xx) other factors noted herein;

•	changes in gross margins due to changing product mix of products sold and the different gross margins on different products,
•	our inability to successfully implement the requirements of Restriction of use of Hazardous Substances (RoHS) and Waste Electrical and Electronic Equipment (WEEE) compliance into our products;
•	the inability of our products to displace traditional measurement devices and attain broad market acceptance;
•	the impact of competitive products and pricing in the CAM2 market and the broader market for measurement and inspection devices;
•	the effects of increased competition as a result of recent consolidation in the CAM2 market;
•
risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;

•	unforeseen developments in our FCPA matter or in complying with the FCPA in the future;
•	The outcome of the class action securities litigation against us;
•	higher than expected increases in expenses relating to our Asia Pacific expansion or our Singapore manufacturing facility;
•	our inability to find less expensive alternatives to stock options to attract and retain employees;
•	the loss of our Chief Executive Officer, our Chief Technology Officer, our Chief Financial Officer, or other key personnel;
•	difficulties in recruiting research and development engineers, and application engineers;
•	the failure to effectively manage our growth;

•	variations in the effective tax rate and the difficulty predicting the tax rate on a quarterly and annual basis;
•	the loss of key suppliers and the inability to find sufficient alternative suppliers in a reasonable period or on commercially reasonable terms; and
•	the other risks detailed in the Company’s Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO
With more than 13,500 installations and 6,500 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models - or to perform evaluations against an existing model - for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO's technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world's best-selling portable measurement arm - the FaroArm; the world's best-selling laser tracker - the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Laser Scanner LS; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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